SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.     )

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Mediware Information Systems, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement
if other than the Registrant)

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MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street
Lenexa, KS  66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 3, 2005

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting of the Shareholders (the "Annual Meeting") of Mediware Information Systems, Inc. (the "Company") will be held on February 3, 2005, at 111 East 48th Street, New York, NY 10017 (Barclay Inter-Continental New York Hotel), 10:00 A.M., New York City time, for the following purposes:

1.	To elect four Class I directors to hold office for a three-year term;
2.	To consider and vote upon adoption of an amendment to the 2003 Equity Incentive Plan to increase the number of shares that may be issued thereunder;
3.	To consider and vote upon the ratification of the appointment of Eisner LLP as the independent registered public accounting firm of the Company for the year ended June 30, 2005; and
4.	To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on December 6, 2004 as the record date for the Annual Meeting.  Only holders of the Company's common stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

The enclosed proxy is solicited by the Board of Directors of the Company.  Further information regarding the matters to be acted upon at the Annual Meeting is contained in the attached Proxy Statement.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING IN PERSON.  IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE ANNUAL MEETING.  SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY.

By Order of the Board of Directors

   /s/ Lawrence Auriana

Lawrence Auriana
Chairman of the Board of Directors
December 15, 2004

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street
Lenexa, KS  66214

PROXY STATEMENT

December 15, 2004

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Mediware Information Systems, Inc. (the "Company" or "Mediware") to be voted at the Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held February 3, 2005, at 111 East 48th Street, New York, NY 10017 (Barclay Inter-Continental New York Hotel), 10:00 A.M., New York City time, and any adjournment thereof.  This Proxy Statement, the foregoing notice and the enclosed proxy card are first being sent to the Company's shareholders on or about December 15, 2004.

Proxies are being solicited by the Company with respect to the election of four Class I directors ("Proposal One"), a proposal to adopt an amendment to the 2003 Equity Incentive Plan to increase the number of shares that may be issued thereunder ("Proposal Two") and a proposal to ratify the appointment of Eisner LLP as the independent registered public accounting firm of the Company for the year ended June 30, 2005 ("Proposal Three").

Please complete, sign, date and return the enclosed proxy.  The proxy solicited hereby may be revoked at any time by executing and delivering a proxy of a later date, by delivering written notice of revocation to the General Counsel and Chief Legal Officer of the Company, or by attending the Annual Meeting and giving oral notice of the intention to vote in person.  Properly executed, delivered and unrevoked proxies in the form enclosed will be voted at the Annual Meeting or any adjournment thereof in accordance with the directions thereon.  In the absence of such directions, the proxy will be voted in accordance with the recommendations of management.

The only class of voting securities of the Company is its common stock, par value $.10 per share ("Common Stock"), of which 7,810,947 shares were outstanding on December 6, 2004, each entitled to one vote.  Only shareholders of record at the close of business on December 6, 2004 (the "Record Date") shall be entitled to vote at the Annual Meeting.

The holders of a majority of the issued and outstanding shares of Common Stock entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.  The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of directors.  Therefore, the four nominees who receive the most votes will be elected.  The favorable vote of the holders of a majority of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the approval of the amendment to the 2003 Equity Incentive Plan and the ratification of the appointment of the Company's independent registered public accounting firm.

Abstentions will not constitute a vote cast.  Brokers who hold shares in street name for customers generally will not be entitled to vote on certain matters unless they receive instructions from their customers ("broker non-votes").  Any broker non-votes will have the effect of an abstention.  Unless contrary instructions are given, all proxies received pursuant to this solicitation will be voted in favor of the election of the nominees named in Proposal One herein and in favor of Proposals Two and Three.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board has fixed the number of directors at eleven, which number is divided into three classes, with one class standing for election each year for three‑year terms.  The classes of the Board are kept as equal in size as practicable and each class has a minimum of three directors.  The favorable vote of the holders of a plurality of the votes cast at the Annual Meeting by the holders of shares entitled to vote is required for the election of directors.

At the Annual Meeting, four Class I directors are to be elected to hold office for a three-year term until the Annual Meeting following the 2007 fiscal year and until their successors have been elected and qualified.  Unless otherwise directed, the proxies named in the accompanying form of proxy intend to vote FOR all of the nominees named below.  If any such nominee should not be available for election, the persons named as proxies may vote in their discretion for another nominee designated by the Board of Directors in such person's place.

The information about the nominees and the present directors of the Company, and their security ownership, has been furnished by them to the Company.  There are no family relationships between any of the nominees.

All of the nominees, Mr. Roger Clark, Mr. Hans P. Utsch, Mr. Philip H. Coelho and Mr. Robert F. Sanville are currently directors of the Company.  Certain information with respect to the four nominees is as follows:

Class I Director Nominees

Roger Clark, age 70, has been a director since 1983.  From 1980 to 1987, he held a series of managerial positions in the computer products area with Xerox Corporation.  In 1987, he became self-employed as a micro-computer consultant and programmer.  In June 1997, he acquired a half-ownership in a recruitment advertising agency named R & J Twiddy Advertising (since re-named Talcott and Clark Recruitment Advertising, Inc.), which is based in New Canaan, Connecticut.  Mr. Clark acquired full ownership on the death of his partner in late 2002 and sold the business in July 2003.  He is now retired.  Mr. Clark is the author of seven books on micro‑computing.

Hans P. Utsch, age 68, has been a director since 1985.  He has been independently engaged in money management and investment banking for over 20 years.  Since 1986, he has been President and, together with Mr. Lawrence Auriana, Portfolio Co‑Manager of Federated Kaufmann Fund.  He received a B.A. degree from Amherst College and an MBA from Columbia University.

 Philip H. Coelho, age 60, has been a director since December 2001.  Since 1989, he has been Chairman and Chief Executive Officer of ThermoGenesis Corp.  Mr. Coelho served as Vice President of Research & Development of that company from 1986 though 1989.  Mr. Coelho has been in the senior management of high technology consumer electronic or medical device companies for 30 years.  He was President of Castleton Inc. from 1982 to 1986, and President of ESS Inc. from 1971 to 1982.  Mr. Coelho is a member of the Society of Cryobiology and is the inventor or co-inventor of twenty-two patents in the fields of cell cryobiology, robotics, thermal processing of blood products and isolation of enzymes from blood.  Mr. Coelho is also a member of the Board of Directors of Kourion Therapeutics GmbH, a stem cell biology company based in Dusseldorf, Germany.  Mr. Coelho received a B.S. degree in thermodynamic and mechanical engineering from the University of California, Davis.

Robert F. Sanville, age 62, has been a director since November 2002.  Mr. Sanville has over thirty-five years of experience in public accounting.  He is a principal of Sanville & Company, an accounting firm based in Abington, Pennsylvania.  Prior to forming Sanville & Company, he was a partner for seventeen years in the Philadelphia accounting firm of Livingston, Montgomery & Sheldon.  Mr. Sanville has an extensive background in providing audit, tax and management advisory services to the securities and investment company industries.  Mr. Sanville is an arbitrator for the National Association of Securities Dealers, Inc.; has served as the U.S. District Court appointed trustee in actions brought by the Securities and Exchange Commission; has served as an expert witness in securities litigation before the U.S. District Court; and has served the Securities Investors Protection Corporation as an accountant for the appointed legal liquidator.  Mr. Sanville received a B.S. degree from Drexel University.  He is a member of the American and Pennsylvania Institutes of Certified Public Accountants.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

Class II Directors

(Terms Expire at the Annual Meeting Following the 2005 Fiscal Year)

Joseph Delario, age 71, has been a director since 1992.  Mr. Delario was President and Chief Executive Officer of Quadrocom, Inc., a business consulting firm, until December 1992, and since then has been a business consultant and private investor in and active in the management of several computer service companies.  Mr. Delario has previously rendered management and financial services to the Company.  Mr. Delario received a B.A. degree from Fairleigh Dickinson University in 1956.

Walter Kowsh, Jr., age 54, has been a director since 1990.  He has been a consultant programmer specializing in Client/Server database systems since 1993.  He was a Senior Programmer Analyst with Brown Bros. Harriman & Co. from 1989 to 1992. From 1986 to 1989, he was a computer consultant with Howard Systems International.  He received a B.A. degree from Queens College, an MBA from the New York Institute of Technology, and is a diplomat of New York University in Computer Programming and Systems Design.

George J. Barry, age 51, President and Chief Executive Officer.  Mr. Barry has been a director of the Company since January 2001 when he rejoined the Company as President and Chief Executive Officer.  He previously served as the Company's Chief Financial Officer from 1997 through 1998 and acted as an advisor to the Board of Directors thereafter. Mr. Barry has been a senior manager of software technology companies for over 16 years. He was employed as Vice President and Chief Financial Officer of Silvon Software, Inc. from 1999 through 2000; Chief Financial Officer at Microware Systems from 1994 to 1996; Executive Vice President and Chief Financial Officer at Comptech Research from 1992 to 1994 and as Group Chief Financial Officer for Dynatech Corporation from 1986 to 1992.  Additionally, he is a director of ThermoGenesis Corp.  Mr. Barry is a C.P.A. and holds an MBA from the University of Wisconsin, Madison.

Class III Directors

 (Terms Expire at the Annual Meeting Following the 2006 Fiscal Year)

Lawrence Auriana, age 60, Chairman of the Board.  Mr. Auriana has been Chairman of the Board of the Company since 1986 and a director since 1983.  He has been a Wall Street analyst, money manager and venture capitalist for over 20 years.  Since 1986, he has been Chairman, a director and, together with Hans P. Utsch, also a director of the Company, Portfolio Co-Manager of Federated Kaufmann Fund.  He received a B.A. degree from Fordham University, studied at New York University Graduate School of Business, and is a senior member of The New York Society of Securities Analysts.

Jonathan H. Churchill, age 72, has been a director since 1992.  Mr. Churchill has been a practicing attorney in New York City since 1958 and from May 1996 to December 2001, when he retired, was Counsel at Pillsbury Winthrop LLP.  Mr. Churchill was a partner of Boulanger, Hicks & Churchill, P.C. from January 1990 to May 1996.  Mr. Churchill received a B.A. degree from Harvard College and an L.L.B. from Harvard Law School.

John Gorman, M.D., age 73, has been a director since 2000.  Dr. Gorman, Clinical Professor of Pathology at New York University School of Medicine, retired from his position of Director of the Blood Bank at New York University Medical Center which he held from 1981 to 1999. Before this he had been Director of the Blood Bank at Columbia Presbyterian Medical Center since 1964.  In the 1960's Dr. Gorman and his co-workers at Columbia developed Rh Immune Globulin (RhoGAM) for the prevention of Hemolytic Disease of the Newborn for which for he was awarded the Lasker Clinical Medical Research Award in 1980.  Dr. Gorman graduated from the University of Melbourne Medical School in 1953 and completed his residency in Anatomic and Clinical Pathology at Columbia Presbyterian Medical Center in 1960.

Clinton G. Weiman, M.D., age 79, has been a director since 1996.  Dr. Weiman is currently the Chairman and Chief Executive Officer of Comprehensive Medical Interview.  From 1961 to 1993 he was Corporate Medical Director, Senior Vice President of Citicorp/Citibank.  Since 1994, Dr. Weiman has been independently engaged as a consultant with the Federal Reserve.  In 1998, Dr. Weiman became associated with Executive Health Examiners as a physician.  From 1956 to 1970 Dr. Weiman was engaged in private practice in New York, New York.  Dr. Weiman received a B.A. degree from Princeton University and a medical degree from Cornell University Medical College.  His appointments have included Clinical Associate Attending Physician at New York Hospital and Associate Professor, Clinical Medicine at Cornell University Medical College.

Board Meetings and Committees

The Board of Directors met three (3) times during the fiscal year ended June 30, 2004.  All of the Directors attended at least seventy-five percent of all of the meetings of the Board of Directors and all of the meetings of the committees on which they served, except that Mr. Utsch did not attend any of the three meetings of the Board of Directors and Mr. Coelho did not attend one of the three meetings of the Board of Directors held during the fiscal year ended June 30, 2004.

In compliance with requirements of the Qualitative Listing Requirements of the Nasdaq Stock Market (the "NASD listing standards"), the non-management directors of the Board of Directors will meet in executive session during the fiscal year ending June 30, 2005.  It is contemplated that executive sessions will occur at least twice a year, and perhaps more frequently, in conjunction with regularly scheduled meetings of the Board of Directors.

The Company has a separately-designated standing audit committee established in accordance with section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended.  The members of the Audit Committee are Messrs. Clark, Sanville and Weiman.  The Board of Directors has determined that each member of the Audit Committee is "independent" not only under the NASD listing standards but also within the definition contained in a final rule of the Securities and Exchange Commission (the "SEC").  Furthermore, the Board of Directors has determined that Mr. Sanville is an "audit committee financial expert" within the definition contained in a final rule adopted by the SEC.  The Audit Committee's duties and responsibilities are fully described in the Audit Committee Charter adopted by the Audit Committee, which Charter is attached to this Proxy Statement as Exhibit A.  The Audit Committee met five (5) times during the fiscal year ended June 30, 2004.

The Compensation and Stock Option Committee (the "Compensation Committee") determines the compensation of senior executives of the Company, including the Chief Executive Officer, and administers the Company's policies and plans governing annual and long-term compensation.  The members of the Compensation Committee are Messrs. Clark, Delario, Sanville and Weiman.  The Compensation Committee met two (2) times and acted by unanimous written consent three (3) times during the fiscal year ended June 30, 2004.

The Company's Executive Committee is currently comprised of Messrs. Delario and Auriana.  The Board of Directors has delegated to the Executive Committee all authority not specifically reserved to the full Board of Directors by statute.  The Executive Committee met one (1) time during the fiscal year ended June 30, 2004.

The Strategic Transactions Committee is comprised of Mr. Delario, who serves as Chairman of the Committee, and Mr. Auriana.  The Strategic Transactions Committee considers and recommends to the Board of Directors acquisitions and other key strategic transactions.  The Strategic Transactions Committee did not meet during the fiscal year ended June 30, 2004.

Nomination of Directors

The Company does not have a standing Nominating Committee or a formal Nominating Committee Charter. Currently, the independent members of the Board, rather than a nominating committee, approve or recommend to the full Board those persons to be nominated. The Board believes that the current method of nominating directors is appropriate because it allows each independent board member input into the nomination process and because it complies with applicable NASD listing standards.

The Board has, by resolution, adopted a director nomination policy. The purpose of the policy is to describe the process by which candidates for inclusion in the Company's recommended slate of director nominees are selected. The director nomination policy is administered by the Board.

In the ordinary course, absent special circumstances or a change in the criteria for Board membership, the incumbent directors who continue to be qualified for Board service and are willing to continue as directors are renominated.  If the Board thinks it is in the best interest of the Company to nominate a new individual for director in connection with an Annual Meeting of Shareholders, or if a vacancy occurs between annual shareholder meetings, the Board will seek potential candidates for Board appointments who meet criteria for selection as a nominee and have the specific qualities or skills being sought.  Director candidates will be selected based on input from members of the Board, senior management of the Company and, if deemed appropriate, a third-party search firm.

Candidates for Board membership must possess the background, skills and expertise to make significant contributions to the Board, to the Company and its shareholders. Desired qualities to be considered include substantial experience in business or administrative activities; breadth of knowledge about issues affecting the Company; and ability and willingness to contribute special competencies to Board activities. The independent members of the Board also consider whether members and potential members are independent under the NASD listing standards. In addition, candidates should posses the following attributes: personal integrity; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; ability to apply sound and independent business judgment; sufficient time to devote to Board and Company matters; ability to fairly and equally represent all shareholders; reputation and achievement in other areas; independence under rules promulgated by the SEC and the NASD listing standards; and diversity of viewpoints, background and experiences.

The Board of Directors intends to review the director nomination policy from time to time to consider whether modifications to the policy may be advisable as the Company's needs and circumstances evolve, and as applicable legal or listing standards change. The Board may amend the director nomination policy at any time.

The Board will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources, as described above. Recommendations must be in writing and mailed to Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214, Attention: Robert Weber, Chief Legal Officer and General Counsel, and include all information regarding the candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules promulgated by the SEC if the candidate were nominated by the Board of Directors (including such candidate's written consent to being named in the proxy statement as a nominee and to serving as a director if elected). The shareholder giving notice must provide (i) his or her name and address, as they appear on the Company's books, and (ii) the number of shares of the Company which are beneficially owned by such shareholder. The Company may require any proposed nominee to furnish such other information it may require to be set forth in a shareholder's notice of nomination which pertains to the nominee.

Compensation of Directors

Each non-employee director in office on July 1, 2004 became entitled to receive for his services during fiscal 2005, 8,500 options (22,500 in the case of the Chairman) at an exercise price of $12.52 per share, which was the fair market value of the Company's Common Stock on that date.  Similarly, in subsequent fiscal years, each non-employee director in office on July 1st of that year will be entitled to receive, for his or her services during the fiscal year, the same number of options described above.  The exercise price of such options will be the fair market value of the Company's Common Stock on July 1st of that year.  Each non-employee director also receives $500 for each Board meeting attended.  Lawrence Auriana, the Chairman of the Board, waived his fee.  The members of the Compensation Committee receive $1,500 for each meeting attended.  The members of the Audit Committee receive $2,500 for each meeting attended.  In addition, the Chairman of the Audit Committee receives an additional $500 for each meeting attended.  See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" concerning other amounts paid to certain of the Company's directors.

The foregoing description of compensation to directors only applies to non-employee directors.  Currently, Mr. Barry is the only director who is an employee.

Communications with Directors

Shareholders, associates of the Company and other interested parties may communicate directly with the Board of Directors, with the non-management directors or with a specific Board member, by writing to the Board (or the non-management directors or a specific Board member) and delivering the communication in person or mailing it to: Board of Directors, Privileged & Confidential, c/o Robert Weber, Chief Legal Officer and General Counsel, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214.  Correspondence will be discussed at the next scheduled meeting of the Board of Directors, or as indicated by the urgency of the matter. The non-management directors are: Messrs. Auriana, Churchill, Clark, Coelho, Delario, Gorman, Kowsh, Sanville, Utsch and Weiman.  Correspondence addressed to the non-management directors as a group, or to a specific Board member, will be forwarded to them as soon as practicable. From time to time, the Board of Directors may change the process by which shareholders may communicate with the Board of Directors or its  members. Any changes in this process will be posted on the Company's website or otherwise publicly disclosed.

The Company is required to have a Board of Directors a majority of whom are "independent" as defined by the NASD listing standards and to disclose in the proxy statement for each Annual Meeting those directors that the Board of Directors has determined to be independent.  Based on such definition, the Board of Directors has determined that all directors are independent other than Mr. Barry, who is an officer of the Company, Mr. Auriana, the Company's largest shareholder, and Dr. Gorman who has provided consulting services to the Company within the last three years.

Corporate Governance

The Company has an ongoing commitment to good governance and business practices. In furtherance of this commitment, we regularly monitor developments in the area of corporate governance and review our policies and procedures in light of such developments. We comply with the rules and regulations promulgated by the SEC and the Nasdaq Stock Market, and implement other corporate governance practices we believe are in the best interests of the Company and the shareholders.

Board Attendance at Annual Meeting of Shareholders

The Company does not currently have a formal policy regarding director attendance at the Annual Meeting of Shareholders.  It is, however, expected that directors will be in attendance, absent compelling circumstances.  Messrs. Barry, Churchill, Clark and Weiman attended the Company's Annual Meeting of Shareholders held on December 3, 2003.

Code of Ethics

The Company has adopted a code of ethics that applies to all of its  directors, officers  (including  its Chief  Executive  Officer,  Chief  Financial  Officer, Controller and any person performing  similar  functions)  and  employees.  The Company has filed a copy of this Code of Ethics as Exhibit 14 to its Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.  The Company has also made the Code of Ethics available on its website at www.Mediware.com.

In accordance with the Sarbanes-Oxley Act of 2002, the Audit Committee has established procedures for the receipt and handling of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and to allow for the confidential submission by employees of concerns regarding auditing or accounting matters.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of the Company's Common Stock as of December 6, 2004 by (i) each person who is known by the Company to own beneficially more than 5% of the Company's common stock, (ii) each of the individuals named in the "Summary Compensation Table," (iii) each current director of the Company, and (iv) all directors and executive officers as a group.

	Amount of Common Stock
	Beneficially Owned
	Number		Percentage
Name and Address of Beneficial Owner	of Shares	[1]	Ownership	[1]
Larry N. Feinberg [2]	1,305,036	[2]	16.7%
Lawrence Auriana [3]	2,363,975	[3]	29.9%
George J. Barry [4]	146,000	[4]	1.9%
Jonathan H. Churchill [5]	110,154	[5]	*
Roger Clark [6]	57,219	[6]	*
Philip H. Coelho [7]	25,500	[7]	*
Joseph Delario [8]	264,569	[8]	3.0%
John Gorman [9]	77,364	[9]	*
Walter Kowsh, Jr. [10]	68,069	[10]	*
Robert F. Sanville [11]	17,000	[11]	*
Hans P. Utsch [12]	51,822	[12]	*
Clinton G. Weiman [13]	51,868	[13]	*
Michael Crabtree [14]	33,333	[14]	*
Jill H. Suppes [15]	23,333	[15]	*
Donnie L. Jackson, Jr. [16]	--	[16]	*
Robert Tysall-Blay [17]	7,500	[17]	*
All directors and executive officers as a group [18]	3,297,706	[18]	42.2%
* Less than one percent

[1]

Based on the number of shares outstanding at December 6, 2004, plus, for each person or group, shares which may be acquired by the shareholder(s) upon exercise of options within 60 days of December 6, 2004.

[2]

Mr. Feinberg is deemed to beneficially own 1,305,036 shares.  The shares are held by Oracle Partners, L.P., Oracle Institutional Partners, L.P. and managed accounts over which Mr. Feinberg has investment discretion, except for 50,000 shares which are held directly by Mr. Feinberg as the trustee of The Feinberg Family Foundation.  The address for Mr. Feinberg is 200 Greenwich Avenue, 3rd Floor, Greenwich, CT  06830.

[3]

Includes options for 121,950 shares which are exercisable within 60 days.  The address for Mr. Auriana is 140 East 45th Street, 43rd Floor, New York, NY 10017.  The shares of common stock owned by Mr. Auriana are held in a discretionary account at Sandgrain Securities Inc.  Mr. Auriana retains sole voting power over all such shares but has no investment power, including the power to dispose, or to direct the disposition of, any such shares.

[4]	Includes options for 120,000 shares which are exercisable within 60 days. The address for Mr. Barry is 11711 West 79th Street, Lenexa, KS 66214.

[5]	Includes options for 44,150 shares which are exercisable within 60 days. The address for Mr. Churchill is 169 East 78th Street, Penthouse B, New York, NY 10021.

[6]	Includes options for 44,150 shares which are exercisable within 60 days. The address for Mr. Clark is 330 Elm Street, Unit 1, New Canaan, CT 06840.

[7]	Includes options for 25,500 shares which are exercisable within 60 days. The address for Mr. Coelho is 2711 Citrus Road, Rancho Cordova, CA 95742.

[8]	Includes options for 111,650 shares which are exercisable within 60 days. The address for Mr. Delario is 405 Crocus Hill, Norwood, NJ 07648.

[9]	Includes options for 33,350 shares which are exercisable within 60 days. The address for Dr. Gorman is 145 4th Street, Del Mar, CA 92014.

[10]	Includes options for 44,150 shares which are exercisable within 60 days. The address for Mr. Kowsh is 64-08 136th Street, Flushing, NY 11367.

[11]	Includes options for 17,000 shares which are exercisable within 60 days. The address for Mr. Sanville is 1514 Old York Road, Abington, PA 19001.

[12]	Includes options for 44,150 shares which are exercisable within 60 days. The address for Mr. Utsch is 140 East 45th Street, 43rd Floor, New York, NY 10017.

[13]	Includes options for 43,317 shares which are exercisable within 60 days. The address for Dr. Weiman is 2 Roberta Lane, Greenwich, CT 06830.

[14]	Includes options for 33,333 shares which are exercisable within 60 days. The address for Mr. Crabtree is 11711 West 79th Street, Lenexa, KS 66214.

[15]	Includes options for 23,333 shares which are exercisable within 60 days. The address for Ms. Suppes is 11711 West 79th Street, Lenexa, KS 66214.

[16]

Mr. Jackson's current employment contract with the Company will expire in December 2004.  His employment is expected to terminate in August 2005.  The address for Mr. Jackson is 11711 West 79th Street, Lenexa, KS 66214.

[17]	Includes options for 7,500 shares which are exercisable within 60 days. The address for Mr. Tysall-Blay is 1 Repton Court, Basildon, Essex SS131LN UK.

[18]	Includes options for 713,533 shares which are exercisable within 60 days.

Executive Officers

Each of the Company's executive officers is to serve until the next Annual Meeting of Shareholders or until his or her earlier resignation or removal.  The executive officers of the Company are as follows:

Lawrence Auriana, 60, Chairman of the Board.  See above for biographical information for Mr. Auriana.

George J. Barry, 51, President and Chief Executive Officer. See above for biographical information for Mr. Barry.

Jill H. Suppes, age 37, Chief Financial Officer.  Ms. Suppes re-joined Mediware as the Company's Controller in January 2001, and was promoted to Chief Financial Officer in October 2002.  From 1999 to 2000, Ms. Suppes served as acting Controller for Oread, Inc., a contract research organization specializing in Phase I, II and III clinical trials for large pharmaceutical companies.  Ms. Suppes originally joined Mediware in September 1997 as the Company's Controller.  Ms. Suppes has more than 13 years experience in finance and accounting and is a graduate of the University of Missouri at Columbia with a B.S. in Accountancy.  Ms. Suppes is also a C.P.A.

Robert C. Weber, age 33, Chief Legal Officer and General Counsel.  Mr. Weber joined Mediware in January 2004.  He was corporate counsel of Epic Systems, a private medical records software company from 2002 to 2004, where he drafted and negotiated multi-million dollar software agreements and third-party vendor relationships. Mr. Weber served with domestic and international law firms, most recently in the Chicago office of Skadden, Arps, Slate, Meagher & Flom from 2000 to 2002, where he specialized in asset and stock sale agreements and private equity investments.  Mr. Weber also worked at Jenner & Block from 1996 to 2000.  He earned his B.A. degree at the University of Wisconsin and a JD degree at the University of Wisconsin School of Law, where he graduated Cum Laude.

Michael Crabtree, age 54, President of the Pharmacy Division Worldwide.  Mr. Crabtree joined Mediware in January 2001.  From 1998 to 2001, Mr. Crabtree owned Treemark Consulting Services, a consulting company servicing the healthcare information systems industry.  Additionally, Mr. Crabtree previously served as President and Chief Operating Officer of Continental Healthcare Systems where he grew the Company's existing Pharmakon Pharmacy customer base and acquired the JAC Ltd. Division.  Mr. Crabtree has been president and CEO of both healthcare information systems companies and an information technology service business.  Mr. Crabtree holds a B.S. degree in Marketing from North Texas State University.

Frank Poggio, age 58, Vice President and General Manager of the Blood Bank Division.  Mr. Poggio joined Mediware in August 2004.  Mr. Poggio has extensive experience in the health services industry, including the presidency of Citation Computer Systems, Inc., a provider of lab information systems.  From 1997 to 2004, he was president of Kelzon Consulting Group, a developer of business plans to increase market share and grow sales of vertical market software and healthcare organizations. In earlier positions, he was the founder and president of Health Micro Data Systems, Inc., which was merged into Citation, and chief information officer of the University of Wisconsin Hospitals and Clinics, where he was responsible for 250 employees and a budget in excess of $10 million. A graduate of Iona College and the Harvard Business School's executive program for health administration, Mr. Poggio has published more than 30 articles and served for eight years on the faculty of the University of Wisconsin Graduate School of Business.

Robert Tysall-Blay, age 47, Chief Executive of JAC Computer Services Ltd. Mr. Tysall-Blay joined Mediware in June 2003.  Mr. Tysall-Blay has extensive experience in the healthcare field, including 10 years in medical lab science within the UK's National Health Service, and 20 years in sales and marketing of healthcare IT systems.  In 1993, Mr. Tysall-Blay joined Misys Healthcare Systems International (formerly Sunquest Information Systems) where he spent nine years in a variety of posts, including sales and marketing manager and UK managing director. Working primarily for US-based companies, he gained healthcare experience in seven countries including the US, UK, Germany, France, Denmark and the Middle East. His healthcare IT experience includes the areas of lab, radiology, PACS, pharmacy, decision support and electronic patient record systems.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During the fiscal year ended June 30, 2004, based upon an examination of the public filings, all of the Company's officers and directors timely filed reports on Form 3 and Form 4 except for the following filings:  Messrs. Jackson, Clark, Utsch and Delario (covering 5 transactions on the same date) each had one filing on Form 4 which was filed late.  Mr. Auriana had two filings on Form 4 which were filed late.  Mr. Weber and Mr. Tysall-Blay inadvertently omitted to file Form 3 reports and are in the process of correcting such omission.

EXECUTIVE COMPENSATION

The following table sets forth all compensation paid by the Company to, or earned by, each person who has served as Chief Executive Officer during the fiscal year ended June 30, 2004, and the four other most highly compensated executive officers who were serving as executive officers as of June 30, 2004, whose total annual salary and bonus exceeded $100,000, for the last three fiscal years.

Summary Compensation Table

	Annual Compensation			Long Term Compensation
Name and Principal Position	Fiscal Year	Salary ($)	Bonus ($)	Awards Securities Underlying Options (#)	All Other Compensation ($)
George J. Barry President and Chief Executive Officer	2004 2003 2002	260,000 260,000 260,000	65,000 130,000 130,000	-- -- --	2,015,938 (1) 1,844 (2) 2,028 (3)
Michael Crabtree President of Worldwide Pharmacy Division	2004 2003 2002	181,346 180,000 156,923	50,000 90,000 80,000	30,000 -- 20,000	164,945 (4) 244 (5) 228 (6)
Jill H. Suppes Chief Financial Officer	2004 2003 2002	147,231 125,769 97,192	56,000 67,500 35,000	-- -- 20,000	122,547 (7) 2,756 (8) 2,277 (9)
Donnie L. Jackson, Jr. Vice President & Gen. Mgr. Blood Bank Division	2004 2003 2002	150,000 133,846 --	-- 57,000 --	-- 50,000 --	107,210 (10) 203 (11) --

Robert Tysall-Blay (14) Chief Executive of JAC Computer Services Ltd	2004 2003 2002	147,900 11,758 --	8,700 -- --	-- 30,000 --	61,704 (12) 1,383 (13) --
[1]

In fiscal 2004, Mr. Barry exercised non-qualified stock options resulting in compensation of $2,013,910.  Mr. Barry also received contributions to the Company's retirement plan of $1,800 and Company paid life insurance of $228.

[2]	In fiscal 2003, Mr. Barry received contributions to the Company's retirement plan of $1,600 and Company paid life insurance of $244.
[3]	In fiscal 2002, Mr. Barry received contributions to the Company's retirement plan of $1,800 and Company paid life insurance of $228.
[4]	In fiscal 2004, Mr. Crabtree exercised non-qualified stock options resulting in additional compensation of $164,717. Mr. Crabtree also received Company paid life insurance of $228.
[5]	In fiscal 2003, Mr. Crabtree received Company paid life insurance of $244.
[6]	In fiscal 2002, Mr. Crabtree received Company paid life insurance of $228.
[7]

In fiscal 2004, Ms. Suppes exercised non-qualified stock options resulting in compensation of $119,515.  Ms. Suppes also received contributions to the Company's retirement plan of $2,804 and Company paid life insurance of $228.

[8]	In fiscal 2003, Ms. Suppes received contributions to the Company's retirement plan of $2,512 and Company paid life insurance of $244.
[9]	In fiscal 2002, Ms. Suppes received contributions to the Company's retirement plan of $2,049 and Company paid life insurance of $228.
[10]	In fiscal 2004, Mr. Jackson exercised non-qualified stock options resulting in compensation of $106,982. Mr. Jackson also received Company paid life insurance of $228.
[11]	In fiscal 2003, Mr. Jackson received Company paid life insurance of $203.
[12]	In fiscal 2004, Mr. Tysall-Blay received contributions to the Company's retirement plan of $4,437. Mr. Tysall-Blay also received commissions of $39,867 and a car allowance of $17,400.
[13]	In fiscal 2003, Mr. Tysall-Blay received a car allowance of $1,383.
[14]	Mr. Tysall-Blay's compensation is paid in pounds sterling. The average exchange rate for fiscal 2004 and 2003 is 1.74 and 1.66, respectively.

Option Grants In Last Fiscal Year

The following table sets forth certain information concerning options to purchase common stock of the Company granted to the individuals named in the "Summary Compensation Table" above during fiscal 2004.

Individual Grants
	Number of	% of Total			Grant Date Value
	Securities	Options
	Underlying	Granted to	Exercise or		Grant Date
	Options	Employees in	Base Price	Expiration	Present Value
Name	Granted (#)	Fiscal Year	($/Sh)	Date	$

George J. Barry	--	--	--	--	--
Michael Crabtree	30,000	40	13.69	6/06/2009	243,864 (1)
Jill H. Suppes	--	--	--	--	--
Donnie L. Jackson, Jr.	--	--	--	--	--
Robert Tysall-Blay	--	--	--	--	--

(1) The grant date present value was calculated using the Black-Scholes option pricing model with the following weighted average assumptions: expected dividend yield of zero percent; expected stock volatility of 70.4%; risk-free interest rate of 4.29%, and expected years until exercise of 4.6 years.

Aggregated Option Exercises In Last Fiscal Year
and Fiscal Year End Option Values

The following table sets forth options exercised by the individuals named in the "Summary Compensation Table" above during fiscal 2004 and the number and value of options held by them at June 30, 2004.  The fair market value of the Company's common stock on such date was $13.14 per share.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)		Value of Unexercised In-the-Money Options at Fiscal Year End ($)

			Exercisable	Unexercisable	Exercisable	Unexercisable

George J. Barry	165,000	2,013,910	185,000	--	1,933,620	--
Michael Crabtree	15,000	164,717	48,333	36,667	409,907	25,268
Jill H. Suppes	10,000	119,515	23,333	6,667	183,832	41,768
Donnie L. Jackson, Jr.	16,666	106,982	--	33,334	--	193,837
Robert Tysall-Blay	--	--	7,500	22,500	21,862	65,587

EMPLOYMENT AGREEMENTS

Mr. Barry has a two-year employment agreement with the Company, which expires on August 25, 2006 and is automatically renewable for successive one-year terms unless timely notice of non-renewal is given.  Mr. Barry's base annual salary is $300,000, with a bonus opportunity of up to 50% of base salary at the Compensation Committee's sole discretion.  Mr. Barry was granted 25,000 restricted shares of common stock, which vest on August 25, 2005, provided that Mr. Barry is employed by the Company on that date.  If an amendment to the Company's 2003 Equity Incentive Plan that increases the number of shares of common stock (to a level sufficient for such additional grant) subject to the 2003 Equity Incentive Plan is approved on or before August 25, 2005, Mr. Barry will be granted 25,000 additional restricted shares of common stock.  If so granted, such additional shares vest on August 24, 2006 if Mr. Barry is employed by the Company on that date.  Upon an acquisition or sale of the Company to or by a third party, all unvested additional restricted shares vest.  If such acquisition or sale occurs before the amendment to the 2003 Equity Incentive Plan is approved and Mr. Barry is employed by the Company, he will receive a cash payment equal to 25,000 times the fair market value of a share of the Company's common stock on the date of the sale or acquisition after taking into account the applicable transaction in lieu of the 25,000 additional restricted shares.

Ms. Suppes has a three-year employment agreement with the Company which expires on October 14, 2005 and is automatically renewable for successive one-year terms unless timely notice of non-renewal is given.  Ms. Suppes' base annual salary is $150,000, with a bonus opportunity of up to 50% of base salary at the Compensation Committee's sole discretion and subject to meeting performance objectives.

Mr. Crabtree has a two-year employment agreement with the Company which expires on June 5, 2006 and is automatically renewable for successive one-year terms unless timely notice of non-renewal is given.  Mr. Crabtree's base annual salary is $215,000, with a bonus opportunity of up to 50% of base salary at the  Compensation Committee's sole discretion and subject to meeting performance objectives.  In addition, Mr. Crabtree is eligible for a bonus, not to exceed $90,000, based on the performance of the Company's Pharmacy Division during the first six months of the Company's 2005 fiscal year.  Mr. Crabtree was also granted options to purchase 30,000 shares of common stock, vesting over two years.  Any unvested options will vest upon an acquisition or sale of the Company to or by a third party.

Mr. Tysall-Blay has an employment agreement with the Company.  Mr. Tysall-Blay's base annual salary is 85,000 GBP, with a bonus opportunity of up to 65,000 GBP subject to meeting performance objectives.  Mr. Tysall-Blay was also granted options to purchase 30,000 shares of common stock, vesting over four years.  Any unvested options will vest upon an acquisition or sale of the Company to or by a third party.  In addition, Mr. Tysall-Blay receives an annual car allowance in the amount of 10,000 GBP.

Each of the employment agreements may be terminated without cause on 90 days written notice, except for Mr. Tysall-Blay whose agreement may be terminated without cause on 30 days written notice and Mr. Crabtree who may terminate his employment on 180 days written notice.  In addition, Mr. Barry's agreement will terminate on August 25, 2005 if the amendment to the 2003 Equity Incentive Plan described above (or a similar amendment) is not approved by the Company's shareholders on or before August 25, 2005.  If a termination of employment without cause occurs, Mr. Barry is entitled to receive an amount equal to 12 months salary if the termination is by the Company and 3 months salary if Mr. Barry resigns his employment.  If an executive's employment is terminated following an acquisition or sale of the Company to or by a third party, the Company will pay an amount equal to 12 months salary, in the case of Mr. Barry, and an amount equal to 6 months salary in the case of Ms. Suppes and Mr. Crabtree.  Upon an acquisition or sale of the Company to or by a third party, any unvested (and not forfeited) restricted shares granted to Mr. Barry immediately vest.  Mr. Barry also has the right to terminate his employment if there is a significant diminution of his duties and responsibilities without his consent, a significant reduction in his compensation or an acquisition or sale of the Company to or by a third party.  If Mr. Barry terminates his employment due to any of these circumstances he will be entitled to receive an amount equal to 12 months salary.

Report on Executive Compensation

The Compensation Committee determines the compensation of senior executives of the Company, including the Chief Executive Officer, and administers the Company's policies and plans governing annual and long-term compensation.  The members of the Compensation Committee are Messrs. Clark, Delario, Sanville and Weiman.

Compensation Philosophy

The Company has a "pay for performance" philosophy, implemented by attempting to establish base salaries at levels competitive for its industry coupled with cash bonuses for superior performance and stock-based compensation permitting executives to earn above industry averages if the value of the Company's stock increases.

Base Salaries. The Company generally attempts to establish annual base salaries for executives, including the Chief Executive Officer, competitive with base salaries for executives of similarly situated companies within the industry. The Company also attempts to develop programs under which key executives can earn bonus cash compensation, dependent upon performance.

Stock Options and Stock-Based Awards. Stock option grants and stock-based awards are designed to create continued and long-term incentives for executives and employees to attempt to increase equity values consistent with the expectations and interests of public shareholders and to align executives' and shareholders' interests both in the near and longer terms.

Chief Executive Officer Compensation. Mr. George J. Barry became the Chief Executive Officer and President of the Company in January 2001.   Mr. Barry's compensation is governed by an agreement with the Company, which is described more fully in the section entitled "Employment Agreements" above.  Some of the salient features of that agreement are that his annual base salary of $300,000 is competitive with that of compensation of chief executive officers of other companies in the same industry and that Mr. Barry can earn more money if the Company performs well.  He can earn a bonus of up to 50% of base salary, based upon Compensation Committee approval.  In addition, to align Mr. Barry's interests with those of the shareholders, under his 2001 employment agreement Mr. Barry was granted options to purchase 350,000 shares of Common Stock at a price of $2.69 per share (fair market value on date of grant). The options became exercisable in three annual installments of 116,666 shares, 116,667 shares and 116,667 shares starting on January 28, 2002.  Any unexercised options related to the 2001 grant will expire on January 27, 2006.  In conjunction with the completion of a new employment agreement, on August 25, 2004 Mr. Barry was awarded 25,000 shares of restricted Common Stock.  The shares become fully vested on August 25, 2005, provided that Mr. Barry is employed by the Company at that time.  If the amendment to the Company's 2003 Equity Incentive Plan described in Proposal Two is approved, Mr. Barry will be granted 25,000 additional restricted shares of Common Stock.  Such additional shares vest on August 24, 2006 if Mr. Barry is employed by the Company on that date.  Upon an acquisition or sale of the Company to or by a third party, all unvested additional restricted shares vest.  If such acquisition or sale occurs before the amendment to the 2003 Equity Incentive Plan is approved and Mr. Barry is employed by the Company, he will receive a cash payment equal to 25,000 times the fair market value of the Company's Common Stock on the date of the sale or acquisition after taking into account the applicable transaction in lieu of the 25,000 additional restricted shares.

The Compensation Committee reviewed Mr. Barry's performance for the fiscal year ended June 30, 2004. The Committee considered both quantitative and qualitative measures in assessing CEO performance and compensation. Examples of quantitative measures considered are change in revenues, change in costs, change in profit or loss before and after taxes and on a per share basis and change in share price. Examples of qualitative measures are an understanding and assessment of the Company's competitive position and its strategic position.  Mr. Barry's contract for fiscal 2004 provided for a $260,000 base salary with an opportunity to earn a bonus of up to 50% of that amount in the total discretion of the Board of Directors. In the prior year he had been granted a bonus of $130,000. The Compensation Committee observed that Mr. Barry has significantly improved the Company's competitive and strategic position along with infrastructure and extended product offerings.  Mr. Barry recommended and the Compensation Committee approved that Mr. Barry be granted a bonus of $65,000 for fiscal 2004.

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to its chief executive officer and its four other most highly compensated executives. It is unlikely, at this point in the Company's history, that the Company will pay executive compensation that would not be deductible under that Section.

Compensation Committee

Roger Clark
Joseph Delario
Robert F. Sanville
Clinton G. Weiman

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is an officer or employee, or former officer or employee, of the Company. No interlocking relationship exists between the members of the Company's Compensation Committee and the Board of Directors or Compensation Committee of any other company, nor has such relationship existed in the past.

Stock Comparison Graph

 The following chart compares the cumulative total shareholder return on the Company's Common Stock based on the closing bid price of the Company's Common Stock for the last five years ("Mediware"), with the cumulative total returns for the Russell 2000 index ("Russell 2000") and the NASDAQ Computer and Data Processing Services Stocks Index ("Nasdaq Computer Index") over the same period.  The comparison assumes $100 invested in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.  The stock price performance shown on the chart is not necessarily indicative of future performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had an outstanding note payable to the Chairman of its Board of Directors, Mr. Auriana.  On June 30, 2004, the outstanding principal and interest on the note totaled $1,418,000.  The note accrued interest at 1/4% over prime per annum.  The prime rate was 4.25% on June 30, 2004.  On August 20, 2004 the Company repaid all outstanding principal and accrued interest on this note.

In October 2000, Fratelli Auriana, Inc. ("Fratelli Auriana"), an entity controlled by Mr. Auriana, committed to loan the Company up to $2,000,000, to be drawn in multiples of $250,000, as needed by the Company, subject to the terms described as follows. Mr. Auriana agreed to provide funds to Fratelli Auriana, should any be necessary, to ensure Fratelli Auriana meets this obligation to the Company. Interest at the rate of prime plus 1/4% was to be charged on any outstanding balance and was to be paid quarterly.  Any principal and interest outstanding was required to be paid by September 3, 2004. On August 20, 2004, the Company terminated this credit facility without having drawn any amounts thereunder.

In August 2002, the Company entered into two agreements with Dr. John Gorman and his affiliates pertaining to the Company's HCLL product.  Dr. Gorman is a director of the Company.  These agreements modify two earlier agreements that the Company entered into with Dr. Gorman and his affiliates prior to his joining the Board.  In September 1998, Glace, Inc. ("Glace"), an affiliate of Dr. Gorman, entered into a Consulting Agreement with the Company to provide certain development services related to HCLL, which was then known as Hemocare 2000 (the "1998 Consulting Agreement").  In September 1999, Dr. Gorman, on behalf of himself and a then to be formed entity, entered into a Software Agreement with the Company under which Dr. Gorman was granted the right to the Hemocare 2000 software for uses outside of the healthcare field, in exchange for a payment of $200,000 (the "1999 Software Agreement"), and Dr. Gorman and the Company agreed to share certain legal costs associated with seeking patent protection for the Hemocare 2000 software.

In the first of the two agreements entered into in August 2002, it was agreed that Glace would accept a payment from the Company of $38,000 as a final payment for all consulting fees due under the 1998 Consulting Agreement.  The Company paid the $38,000 in the first quarter of fiscal 2003 and in turn waived any right to recover consulting fees previously paid by it under that agreement and confirmed its obligation to pay Glace a milestone payment of $250,000 upon the grant by the Food and Drug Administration ("FDA") of 510(k) approval for HCLL.  The Company paid Glace an advance of $100,000 on this milestone during the quarter ended September 30, 2002.  The Company also paid $4,000 towards patent costs on an additional provisional patent for the HCLL technology, with the understanding that the Company has no obligation to pay for any further patent work on HCLL undertaken by Dr. Gorman's companies.  In February 2003, the Company received 510(k) clearance from the FDA for the new HCLL product.  The final payment of $150,000 to Glace was made in April 2003 pursuant to the agreement outlined above.

The second of the August 2002 agreements was an amendment to the 1999 Software Agreement.  This agreement codified that the Company retains all rights to the Hemocare 2000 technology within the healthcare field, and that Deep Sky Software, Inc. ("Deep Sky"), a company formed by Dr. Gorman, has an exclusive license to the Hemocare 2000 technology outside of the healthcare field.  The amendment clarified that the healthcare field for this purpose includes the provision of any product, information, software, service or activity to healthcare service providers.  In addition, Dr. Gorman, Glace and Deep Sky agreed to release the Company and related parties from any claims that Dr. Gorman, Glace and Deep Sky might have arising out of the 1998 Consulting Agreement, the 1999 Software Agreement and all other agreements relating to the Hemocare 2000 technology, other Company products and services, any product or services provided by Dr. Gorman, Glace or Deep Sky to the Company, and any other aspect of their business relationship.

PROPOSAL TWO

 APPROVAL OF AN AMENDMENT TO
THE 2003 EQUITY INCENTIVE PLAN

Background; Purpose

The Board of Directors proposes that the Company's shareholders approve an amendment to the Mediware Information Systems, Inc. 2003 Equity Incentive Plan  (the "2003 Plan").  The amendment provides for an increase in the number of shares of Common Stock reserved for issuance under the 2003 Plan by an additional 500,000 shares (resulting in an aggregate of 1,000,000 shares of Common Stock being issuable under the 2003 Plan).

On October 22, 2003, the Board of Directors adopted the 2003 Plan.  The Company's shareholders approved the adoption of the 2003 Plan at the Annual Meeting of Shareholders held on December 3, 2003. The purpose of the 2003 Plan is to promote the success of the Company by providing a method whereby employees, directors and independent contractors providing services to the Company and its affiliates may be encouraged to increase their proprietary interest in the Company's business.

By offering incentive compensation opportunities that are competitive with those of similar enterprises and based on the performance of the Company's Common Stock, the 2003 Plan will motivate participants to continue to provide services and achieve long-range goals, further align their interests with those of the Company's other shareholders, and promote the long-term financial interest of the Company and its affiliates, including enhancement of long-term shareholder value. The 2003 Plan is also intended to aid in attracting persons of exceptional ability and leadership qualities to become officers, directors, employees and independent contractors of the Company and its affiliates.

The Board adopted the 2003 Plan because the number of shares that remained available for grant subject to awards under the Company's 2001 Stock Option Plan, Equity Incentive Plan and 1997 Stock Option Plan were insufficient to satisfy the Company's anticipated incentive compensation needs for current and future employees, directors and independent contractors as the Company continues to strengthen its management team.

As of the Record Date, there were 226,000 shares available for future grant under the 2003 Plan.  The Board believes that the 2003 Plan, among other things, enhances the long-term shareholder value of the Company by offering opportunities to the Company's employees, directors, officers, and independent contractors to participate in the Company's growth and success, and to encourage them to remain in the service of the Company and its subsidiaries and to acquire and maintain stock ownership in the Company. The Board believes that existing option grants have contributed substantially to achievement of the Company's success and that the granting of stock options and stock awards for these purposes is comparable with the practices of other software companies. In order to continue to provide key individuals with awards and incentives commensurate with their contributions and competitive with those offered by other employers, the Board of Directors determined that it was in the Company's best interest to increase the number of shares of Common Stock with respect to which awards may be granted under the 2003 Plan.  Consequently, in September 2004 the Board of Directors approved an amendment to the 2003 Plan, subject to approval by the Company's shareholders, to increase the number of shares of Common Stock available for grant under the 2003 Plan.  In addition, the failure to approve the amendment could unnecessarily restrict the Company's ability to pursue opportunities for future acquisitions, mergers, and other corporate transactions. The Board continues to believe that the 2003 Plan is necessary to provide the Company with the flexibility to pursue the types of opportunities described above without the added delay and expense of obtaining shareholder approval each time an opportunity requiring the issuance of shares under the Plans may arise. If the amendment is approved, the Company will have additional authorized shares of Common Stock available for future grants for new hires and to retain existing employees. Approval of the amendment will enable the Company to continue to provide for more equity-based ownership by its senior officers in order to further align their interests with those of the shareholders.

If this Proposal Two is adopted, an additional 500,000 shares of Common Stock will be reserved for issuance under the 2003 Plan (subject to equitable adjustment in the event of a change in the Company's capitalization).

Summary of 2003 Plan

The following description of the 2003 Plan is a summary and is qualified in its entirety by reference to the 2003 Plan and the amendment.  A copy of the 2003 Plan is available from the Company.  Requests should be addressed to Robert Weber, Chief Legal Officer and General Counsel, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214.

Shares Available; Limitations

The 2003 Plan, as originally adopted, provided for the issuance of a maximum of 500,000 shares of Common Stock.  Not more than 200,000 of such shares can be issued as restricted stock and restricted stock unit awards under the 2003 Plan.  As of the Record Date, options to purchase an aggregate of 249,000 shares of Common Stock and grants of an aggregate of 25,000 shares of restricted Common Stock have been made under the 2003 Plan.  In addition, if the amendment to the 2003 Plan is approved, 25,000 additional restricted shares of Common Stock will be granted to Mr. Barry.  Accordingly, 226,000 shares currently remain available for issuance under the 2003 Plan.  If this Proposal Two is adopted, a maximum of 1,000,000 shares of Common Stock will be reserved for issuance under the 2003 Plan (subject to equitable adjustment in the event of a change in the Company's capitalization).  The additional 500,000 shares of Common Stock may be the subject of any combination of options, restricted stock or restricted stock unit awards under the 2003 Plan.

Administration

The 2003 Plan is administered by the Compensation Committee, the composition of which will at all times satisfy the provisions of Rule 16b-3 of the Securities Exchange Act of 1934, as in effect from time to time, including any successor thereof. The Compensation Committee has full authority, subject to the provisions of the 2003 Plan, to determine, among other things, the persons to whom awards under the 2003 Plan will be made, the time or times at which such awards will be granted, the types of awards to be granted and the number of shares of Common Stock subject to such awards, and the specific terms, conditions, performance criteria, restrictions and other provisions applicable to awards, including, but not limited to, the duration, vesting and exercise periods, the circumstances for forfeiture and the form and timing of payment.

Eligibility

Awards under the 2003 Plan may be made to employees (approximately 201 as of June 30, 2004), non-employee directors and independent contractors of the Company and its present or future subsidiaries and affiliates, in each case, who are selected by the Compensation Committee in its sole discretion.

Options

Stock options may be either "incentive stock options," as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options. The exercise price of an option will not be less than the fair market value per share (as defined in the 2003 Plan) of Common Stock on the day preceding the date of grant. Options become exercisable at the time or times and upon such terms as the Compensation Committee may determine, and may be exercised following termination of employment if and to the extent determined by the Compensation Committee in the document evidencing the option. The exercise price of options may be paid in cash, by check or promissory note, by tendering (by actual delivery or attestation) shares of Common Stock, or by way of a "broker's cashless exercise" procedure.

The Compensation Committee may effect, with the consent of affected option holders and the approval of shareholders, the cancellation of any or all outstanding options under the 2003 Plan and grant new options covering the same or a different number of shares of Common Stock but with an exercise price per share based on the fair market value of such shares on the new option grant date.

Restricted Stock; Restricted Stock Units

The 2003 Plan permits the Company to grant restricted stock and restricted stock units to participants.  Restricted stock is Common Stock transferred to the grantee, generally without payment to the Company, which shares are subject to certain restrictions and to a risk of forfeiture. A restricted stock unit is a right to receive shares of Common Stock or cash at the end of a specified period, subject to a risk of forfeiture. Restricted stock and restricted stock units will generally be subject to vesting and nontransferability restrictions that will lapse upon the achievement of one or more goals relating to the completion of service by the participant or the achievement of performance or other objectives, as determined by the Compensation Committee at the time of grant. Performance factors may include: before or after-tax net income; book value per share; stock price; return on shareholders' equity; relative performance versus peers; expense management; return on investment; improvements in capital structure; profitability of an identifiable business unit or product; profit margins; budget comparisons; total return to shareholders; revenue; or any increase or decrease of one or more of the foregoing over a specified period.  The performance factors may relate to the performance of the Company, a business unit, product line, territory, or any combination thereof and may include other objective measures determined by the Compensation Committee to contribute significantly to shareholder value creation.

The maximum number of shares of Common Stock that may be the subject of restricted stock or restricted stock unit awards is 700,000.  The Compensation Committee may structure the terms of a performance factor so as to permit the reduction or elimination of any award of restricted stock or restricted stock units, but in no event may the Compensation Committee increase the amount or vesting of such awards.

Termination of Service

Except as otherwise provided by the Compensation Committee, in the event of a participant's termination of service due to death, disability or retirement (each, as defined in the 2003 Plan), each outstanding award granted or share of Common Stock purchased by such participant will immediately become vested. Each option may thereafter be exercised for a period of thirty-six (36) months following the date of death or termination of service due to disability or retirement, as applicable, or, if earlier, until the option expires. Except as otherwise provided by the Compensation Committee, in the event of a participant's termination of service for cause (as defined in the 2003 Plan) or if the participant voluntarily terminates his or her service with the Company or any of its affiliates, then any options held by such participant, whether or not then vested, will immediately terminate and all rights to Common Stock or restricted stock units as to which there remain unlapsed restrictions as of the date of such termination of service will be forfeited.  Except as otherwise provided by the Compensation Committee, if a participant's service with the Company or any of its affiliates is terminated for reasons other than death, disability, retirement, termination for cause or voluntary termination by the participant, all options held by the participant that were not vested immediately prior to such termination will become null and void at the time of the termination.  Any options that were exercisable immediately prior to the termination will continue to be exercisable for a period of three months and then terminate.  In no event, however, will an option remain exercisable beyond its expiration date. In addition, all rights to shares of Common Stock or restricted stock units as to which there remain unlapsed restrictions as of the date of such termination of service will be forfeited.

In addition, in the case of an optionee who has terminated employment and engaged in harmful conduct (as defined in the 2003 Plan), the Compensation Committee may require such optionee to pay to the Company an amount equal to the option profit he or she realized during the fifteen (15) month period commencing twelve (12) months prior to such optionee's last day of employment and ending three months thereafter.

 Change-In-Control

In the event of a Change-In-Control (as defined in the 2003 Plan), each outstanding award or share purchased pursuant to any award will, if not fully vested, become fully vested and, in the case of options, fully exercisable with respect to the total number of shares of Common Stock at the time subject to such option and may be exercised for any or all of those shares.

Equitable Adjustment

The Compensation Committee may adjust the number of shares of Common Stock reserved for issuance subject to awards under the Plan, the number of shares of Common Stock subject to outstanding options and restricted stock and restricted stock unit awards or the exercise price, and may make any other adjustments it determines to be equitable.  The Compensation Committee may also provide for a cash payment to any participant in connection with any such equitable adjustment.

Termination; Amendment

The 2003 Plan may, at any time and from time to time, be suspended, discontinued, modified, amended or terminated by the Board or the Compensation Committee, in whole or in part, provided that no modification or amendment that requires shareholder approval will be effective prior to the time such amendment has received the requisite approval of shareholders. In addition, no termination, modification or amendment may be made that adversely affects any of the rights of a grantee under any award theretofore granted, without such grantee's consent.

Certain U.S. Federal Income Tax Consequences

The following discussion is a brief summary of the principal United States federal income tax consequences of the 2003 Plan under the provisions of the Code as currently in effect. These rules are subject to change. This summary is not intended to be exhaustive and does not describe, among other things, state, local or foreign income and other tax consequences. The specific tax consequences to a participant will depend upon a participant's individual circumstances. Therefore, it is suggested that a participant consult his or her tax and/or financial advisor for tax advice before exercise of an option and before disposing of any shares of Common Stock acquired upon the exercise thereof or pursuant to any other award under the 2003 Plan.

Nonqualified Stock Options. In the case of a nonqualified stock option, a participant generally will not be taxed upon the grant of the option. Rather, at the time of exercise of that nonqualified stock option, the participant will generally recognize ordinary income for federal income tax purposes in an amount equal to the excess of the then fair market value of the shares purchased over the option exercise price, which is referred to as the spread. The Company will generally be entitled to a tax deduction at the time and in the amount that the participant recognizes ordinary income.

Incentive Stock Options. A participant will not be in receipt of taxable income upon the grant of an incentive stock option ("ISO").  In order for an option to qualify as an ISO, among other things, the participant must be an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee).  In addition, the exercise of an ISO will remain qualified if made by the legal representative of a participant who dies (i) while in the employ of the Company or a subsidiary or (ii) within three months after termination of the participant's employment.

If Common Stock acquired pursuant to the exercise of an ISO is later disposed of, the participant will, except as noted below, recognize long-term capital gain or loss (if the Common Stock is a capital asset of the participant) equal to the difference between the amount realized upon such sale and the option exercise price.  The Company, under these circumstances, will not be entitled to any federal income tax deduction in connection with either the exercise of the ISO or the sale of such stock by the participant.

If, however, stock acquired pursuant to the exercise of an ISO is disposed of by the participant prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him or her upon exercise (a "disqualifying disposition"), any gain realized by the participant generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the option exercise price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition and (ii) if the stock is a capital asset of the participant, as short-term or long-term capital gain to the extent of any excess of the amount realized on such disqualifying disposition over the fair market value of the stock on the date of exercise.  In such case, the Company generally will be entitled to claim a federal income tax deduction at the time of such disqualifying disposition for the amount taxable to the participant as ordinary income.  Any capital gain recognized by the optionee will be long-term or short-term capital gain, depending on the length of time such shares were held by the participant.

The amount by which the fair market value of the stock on the exercise date of an ISO exceeds the option exercise price will be an item of adjustment for purposes of the "alternative minimum tax" imposed by Section 55 of the Code.

 Exercise with Shares. A participant who pays the option price upon exercise of an option, in whole or in part, by delivering already-owned shares of stock will generally not recognize gain or loss on the shares surrendered at the time of such delivery, except under certain circumstances. Rather, recognition of that gain or loss will generally occur upon disposition of the shares acquired in substitution for the shares surrendered.

Restricted Stock.  A participant generally will not be subject to tax upon the grant of restricted stock, but rather will recognize ordinary income in an amount equal to the fair market value of the Common Stock at the time the shares are no longer subject to a substantial risk of forfeiture (as defined in the Code). A holder may, however, elect to be taxed at the time of the grant.  The Company generally will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income.  A participant's tax basis in the shares will equal their fair market value at the time the restrictions lapse, and the participant's holding period for capital gains purposes will begin at that time.  Any cash dividends paid on the shares before the restrictions lapse will be taxable to the participant as additional compensation (and not as dividend income).

Restricted Stock Units. In the case of restricted stock units, a holder generally will not be taxed upon the grant of such units or upon the lapse of restrictions on such units but, rather, will recognize ordinary income in an amount equal to the value of the shares and cash received at the time of such receipt. The Company will be entitled to a deduction at the time and in the amount that the holder recognizes ordinary income.

Employment Tax.  In general, the amount that a participant recognizes as ordinary income under an award also is treated as "wages" for purposes of the Federal Insurance Contributions Act ("FICA").  The participant and the Company must pay equal amounts of federal employment tax under FICA with respect to the participant's wages.

Plan Benefits

The following outstanding options have been granted under the 2003 Plan during the fiscal year ended June 30, 2004 to each of the following executive officers of the Company named in the Summary Compensation Table, all named executive officers as a group, all current directors who are not executive officers as a group, and all other employees.

Group or Individual	Number of Shares
George J. Barry	-
Michael Crabtree	30,000
Jill H. Suppes	-
Donnie L. Jackson, Jr.	-
Robert Tysall-Blay	-
All executive officers, as group (6 persons)	60,000
All directors who are not executive officers, as a group (10 persons)	99,000
All other employees	15,000

Should shareholders not approve this Proposal Two, the 2003 Plan will remain in effect with a maximum number of 500,000 shares of Common Stock that may be issued thereunder, of which only 226,000 shares remain available for issuance.  When the number of shares currently remaining authorized for issuance under the 2003 Plan is exhausted, the Company will not be able to grant additional awards under the 2003 Plan absent further shareholder action.

Under applicable law, the adoption of the amendment requires the affirmative vote of the majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on this proposal. In tabulating the votes, broker non-votes on the adoption of the amendment will be disregarded and have no effect on the outcome of the vote. However, any other abstentions by shares present in person or represented by proxy at the Annual Meeting are effectively equivalent to votes against this proposal.

THE BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE AMENDMENT AND RECOMMENDS A VOTE "FOR" THE ADOPTION OF PROPOSAL TWO.

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Eisner LLP ("Eisner") for the 2005 fiscal year. Eisner will audit the Company's consolidated financial statements for the 2005 fiscal year and perform other services. While shareholder ratification is not required by the Company's By-Laws or otherwise, the Board of Directors is submitting the selection of Eisner to the shareholders for ratification as part of good corporate governance practices. If the shareholders fail to ratify the selection, the Audit Committee may, but is not required to, reconsider whether to retain Eisner.  Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interest of the Company and its shareholders as the independent registered public accounting firm for the Company for the year ending June 30, 2005 and has further directed that management present the selection of the independent registered public accounting firm for ratification by the shareholders at the Annual Meeting.

VOTE REQUIRED

The favorable vote of the holders of a majority of the shares of Common Stock, represented in person or by proxy at the Annual Meeting, will be required for such ratification. A representative of Eisner will attend the Annual Meeting with the opportunity to make a statement if he or she desires to do so. That representative will be available to respond to appropriate questions.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Audit Fees

The aggregate fees billed by Eisner LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended June 30, 2004 and June 30, 2003, and for the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for fiscal years 2004 and 2003, were $245,500 and $227,500, respectively.

Audit-Related Fees

Eisner LLP did not provide any audit-related services, as defined by the SEC, to the Company in either of the fiscal years ended June 30, 2004 and June 30, 2003.

Tax Fees

The aggregate fees billed by Eisner LLP for professional services rendered for income tax planning and compliance for the fiscal years ended June 30, 2004 and June 30, 2003 were $97,400 and $78,040, respectively.

All Other Fees

Eisner LLP did not provide any other services to the Company in either of the fiscal years ended June 30, 2004 and June 30, 2003.

Policy on Pre-approval of Independent Auditor Services

The charter of the Audit Committee provides for the pre-approval of all auditing services and all permitted non-auditing services to be performed for the Company by the independent auditors, subject to the requirements of applicable law. The procedures for pre-approving all audit and non-audit services provided by the independent auditors include the Audit Committee reviewing audit-related services, tax services, and other services. The Audit Committee periodically monitors the services rendered by and actual fees paid to the independent auditors to ensure that such services are within the parameters approved by the Committee. All the services described in Tax Fees, above, were approved by the Audit Committee in accordance with its pre-approval policies and procedures, except for services rendered prior to May 6, 2003, the effective date of regulations requiring pre-approval (such exceptions amounted to all of the tax fees paid for the fiscal year ended June 30, 2003).

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL NUMBER THREE.

Audit Committee Report

 Management is responsible for the Company's financial reporting process, including its system of internal control, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The Company's independent auditors are responsible for auditing those financial statements. The Audit Committee's responsibility is to monitor and review these processes. It is not the Audit Committee's duty or responsibility to conduct audit or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and may not be, and may not represent themselves to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Audit Committee has relied, without independent verification, on management's representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of the independent auditors included in their report on the Company's financial statements. The Audit Committee's oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee's considerations and discussions with management and the independent auditors do not assure that the Company's financial statements are presented in accordance with generally accepted accounting principles in the United States, that the audit of the Company's financial statements has been carried out in accordance with generally accepted auditing standards or that the Company's independent accountants are in fact "independent."

The Audit Committee of the Company's Board of Directors is currently composed of three Directors, none of whom are officers or employees of the Company. The Board of Directors has determined that (1) all members of the Audit Committee are financially literate and independent under the NASD listing standards, and (2) Robert F. Sanville is the "audit committee financial expert", as defined under the rules and regulations promulgated by the SEC. The Board of Directors has adopted a new written charter for the Audit Committee. The complete text of the charter, which reflects standards set forth in new SEC regulations and the NASD listing standards as well as the relevant provisions of the Sarbanes-Oxley Act of 2002, is attached to this Proxy Statement as Exhibit A.

In accordance with its written charter, the Audit Committee assists the Board of Directors in fulfilling its responsibility to monitor the integrity of the accounting, auditing and financial reporting practices of the Company. Typically, for each fiscal year, the Audit Committee selects the independent registered public accounting firm to audit the financial statements of the Company and its subsidiaries and such selection is subsequently presented to the Company's shareholders for ratification. For the fiscal year ending June 30, 2005 the Audit Committee has selected Eisner LLP as the independent auditors to audit the financial statements of the Company and its subsidiaries. The selection of Eisner LLP was approved by the Audit Committee on November 11, 2004 and is being presented to the Company's shareholders for ratification at the Annual Meeting.

The Audit Committee has reviewed and discussed with management and the independent auditors the audited financial statements. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended by Statements on Auditing Standards Nos. 89 and 90. In addition, the Audit Committee has received from the independent auditors the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.  The Audit Committee has further determined that the independent auditors have not provided non-audit services to the Company.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended June 30, 2004, filed with the Securities and Exchange Commission.

Audit Committee
Roger Clark
Robert F. Sanville
Clinton G. Weiman

SHAREHOLDER PROPOSALS TO BE PRESENTED
AT NEXT ANNUAL MEETING

Proposals of shareholders intended to be presented at the next Annual Meeting of Shareholders of the Company must be received by the Company at its offices at 11711 West 79th Street, Lenexa, KS  66214, no later than August 17, 2005, and must satisfy the conditions established by the SEC for shareholder proposals to be included in the proxy statement relating to such meeting.  A shareholder may also present a proposal directly to the Company's shareholders at the next Annual Meeting of Shareholders. However, if the Company does not receive notice of the shareholder proposal prior to the close of business on October 31, 2005, SEC rules permit management to vote proxies in their discretion on the proposed matter.

MISCELLANEOUS

Officers and regular employees of the Company, without extra compensation, may solicit the return of proxies by mail, telephone, telegram and personal interview.  Also, the Board of Directors may arrange for a proxy soliciting firm to solicit proxies at a cost estimated not to exceed five thousand dollars ($5,000) plus reasonable expenses. Certain holders of record such as brokers, custodians and nominees are being requested to distribute proxy materials to beneficial owners and to obtain such beneficial owners' instructions concerning the voting of proxies.

The cost of solicitation of proxies (including the cost of reimbursing banks, brokerage houses, and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding proxy soliciting material to beneficial owners) will be paid by the Company.

The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2004 and an amendment to such Annual Report on Form 10-K/A are enclosed.  The Company will furnish any exhibit to the Annual Report on Form 10-K upon written request of a shareholder.  Requests should be directed to Robert Weber, Chief Legal Officer and General Counsel, Mediware Information Systems, Inc., 11711 West 79th Street, Lenexa, KS 66214.  The exhibits are also available free of charge on our website http://www.mediware.com.

TRANSACTION OF OTHER BUSINESS

The Board of Directors of the Company knows of no business that will be presented for consideration at the Annual Meeting other than as described in this Proxy Statement.  If any other matters are properly brought before the Annual Meeting or any adjournment or postponement thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxy on such matters in accordance with their best judgment.

By order of the Board of Directors

Lawrence Auriana
Chairman of the Board

Dated: December  15, 2004

Exhibit A

AMENDED AND RESTATED
CHARTER OF MEDIWARE INFORMATION SYSTEMS, INC.
AUDIT COMMITTEE

Purpose

The purpose of the Audit Committee (the "Committee") is to oversee the accounting and financial reporting processes of Mediware Information Systems, Inc. (the "Company") and the audits of the financial statements of the Company. In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board of Directors of the Company (the "Board") from time to time consistent with the Company's By-Laws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee's sole discretion.

While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.  The Committee's responsibility is limited to oversight. Although the Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosure are complete and accurate and are in accordance with generally accepted accounting principles ("GAAP") and applicable laws, rules and regulations. These are the responsibilities of management and the Company's independent auditor.

 Membership

The Committee shall consist of at least three members of the Board.  Each Committee member shall satisfy the independence requirements of the Nasdaq Stock Market ("Nasdaq") and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and shall not have participated in the preparation of the financial statements of the Company or any current subsidiary of the Company at any time during the past three years. Each member shall have the ability to read and understand fundamental financial statements, including a company's balance sheet, income statement and cash flow statement. At least one member of the Committee shall  be  an "audit committee financial expert" as defined by the rules and regulations of the Securities and Exchange Commission (the "SEC"), and at least one member (who may also serve as the audit committee financial expert)  must have  past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience that meets the  financial sophistication standard as defined by the requirements of Nasdaq. The Board appoints the members of the Committee and the Committee appoints the chairperson. The Board may remove any member from the Committee at any time with or without cause.

Meetings

The Committee meets at least four times a year. Additional meetings may occur as the Committee or its chair deems advisable. The Committee will keep adequate minutes of all its proceedings, and will report on its actions to the Board. The Committee is governed by the same rules regarding meetings (including meetings by conference telephone or similar communications equipment), action without meetings, notice, waiver of notice, and quorum and voting requirements as are applicable to the Board. The Committee is authorized and empowered to adopt its own rules of procedure not inconsistent with (a) any provision of this Charter, (b) any provision of the By-Laws of the Company, or (c) the applicable state law.

Responsibility and Authority

The Committee will have responsibilities and authority concerning (i) registered public accounting firms, (ii) complaints relating to accounting, internal accounting controls or auditing matters, (iii) authority to engage advisors, (iv) funding needed for the payment of advisors and experts retained by the Committee, and (v) other matters described in this Charter.  Specifically the Committee shall have the responsibility and authority to do the following:

Registered Public Accounting Firms.

Appointment and Oversight. The Committee shall be directly responsible for the appointment, compensation, retention and oversight of the work of any independent auditor (including resolution of any disagreements between Company management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and each such independent auditor shall report directly to the Committee.

The Committee is expected to maintain free and open communication with the independent auditor, the internal auditors (if any), and management. This communication will include periodic private executive sessions with each of these parties.

Pre-Approval of Services. Before the independent auditor is engaged by the Company to render audit services, the Committee shall pre-approve the engagement. The Committee may delegate to one or more designated members of the Committee the authority to grant pre-approvals, provided such approvals are presented to the Committee at a subsequent meeting.

Independence of Independent Auditor. The Committee shall, at least annually, review the independence and quality control procedures of the independent auditor and the experience and qualifications of the independent auditor's senior personnel that are providing audit services to the Company. In conducting its review: (i) The Committee shall ensure that the independent auditor prepare and deliver, at least annually, a formal written statement delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard 1. The Committee shall actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor. If the Committee determines that further inquiry is advisable, the Committee may take appropriate action in response to the independent auditor's report to satisfy itself of the auditor's independence; (ii) The Committee may confirm with the independent auditor that the independent auditor is in compliance with the partner rotation requirements established by the SEC; and (iii) The Committee may, if applicable, consider whether the independent auditor's provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditor.  The Committee may also recommend that the full Board take appropriate action to oversee the independence of the independent auditor.

Meetings with Management and the Independent Auditor. The Committee shall meet with management and the independent auditor in connection with each annual audit to discuss the scope of the audit, the procedures to be followed and the staffing of the audit. The Committee's discussions with management and the independent auditor may include, without limitation: major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection or application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies; any analyses prepared by management or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including analyses of the effects of alternative GAAP methods on the Company's financial statements; and the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements. The Committee shall review and discuss the annual audited financial statements with management and the independent auditor.

Separate Meetings with the Independent Auditor. The Committee may review with the independent auditor any problems or difficulties the independent auditor may have encountered during the course of the audit work, including any restrictions on the scope of activities or access to required information or any significant disagreements with management and management's responses to such matters. Among the items that the Committee may consider reviewing with the independent Auditor are: accounting adjustments that were noted or proposed by the auditor but were "passed" (as immaterial or otherwise); and "management" or "internal control" letters issued, or proposed to be issued, by the independent auditor to the Company. The Committee may obtain from the independent auditor assurances that Section 10A(b) of the Exchange Act has not been implicated.  The Committee may discuss with the independent auditor the report that such auditor is required to make to the Committee regarding: all accounting policies and practices to be used that the independent auditor identifies as critical; all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditor, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor; and all other material written communications between the independent auditor and management of the Company, such as any management letter, management representation letter, reports on observations and recommendations on internal controls, independent auditor's engagement letter, independent auditor's independence letter, schedule of unadjusted audit differences and a listing of adjustments and reclassifications not recorded, if any. The Committee may discuss with the independent auditor the matters the independent auditor is required to discuss with the Committee by Statement on Auditing Standards No. 61, "Communication with Audit Committees," as then in effect.

Recommendation to Include Financial Statements in Annual Report. The Committee shall, based on the review and discussions above, and based on the disclosures received from the independent auditor regarding its independence and discussions with the auditor regarding such independence as described above, determine whether to recommend to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year subject to the audit.

Meetings with Management and the Independent Auditor. The Committee shall review and discuss the quarterly financial statements with management and the independent auditor, including the Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations."

Complaints Re: Accounting, Internal Controls or Auditing Matters.

The Committee shall review the procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters, and periodically assess compliance with these procedures.

Authority to Engage Other Advisers.

The Committee has sole authority to retain and terminate outside counsel or other advisers, experts or consultants, as it deems appropriate to carry out its duties, including sole authority as to the applicable retention terms.

Funding of Advisors and Experts.

The Committee will be provided with appropriate funding by the Company, as the Committee determines, for the payment of compensation to any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review, or attest services for the Company; compensation to any advisers  (including counsel) employed by the Committee pursuant to the immediately preceding paragraph; and ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Other Matters.

Press Releases. The Committee may discuss with management and the independent auditor the Company's earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. The Committee's discussion in this regard may be general in nature (e.g., discussion of the types of information to be disclosed and the type of presentation to be made) and need not take place in advance of any earnings release or any instance in which the Company may provide earnings guidance.

Related Party Transactions.  The Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Committee.

Complaints and Regulation. The Committee shall discuss with management and the independent auditor any matters relating to the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.  The Committee shall also discuss correspondence from or with regulators or governmental agencies, or any published reports that raise material issues regarding the Company's financial statements, financial reporting process or accounting policies.

Legal Issues.  The Committee may discuss with the Company's General Counsel or outside counsel any legal matters brought to the Committee's attention that could reasonably be expected to have a material impact on the Company's financial statements.

Reporting.  The Committee shall provide the Company with the report of the Committee with respect to the audited financial statements required by Item 306 of Reg. S-K, for inclusion in each of the Company's annual proxy statements. In addition, the Committee shall report to the Board any matters that the Committee determines are necessary or advisable to report to the Board, including without limitation, any material issues that arise with respect to the quality or integrity of the Company's financial statements, the Company's compliance with legal or regulatory requirements or the performance and independence of the Company's independent auditor.

Annual Evaluation.  The Committee shall perform an annual evaluation of the performance of the Committee and its members, including a review of the Committee's compliance with this Charter. The Committee shall review and reassess the adequacy of this Charter and submit any recommended changes to the Board for its consideration on an annual basis and from time to time as the Committee may deem necessary or advisable.

 Other Responsibilities.  The Committee shall take such other actions as required by Nasdaq, the SEC or as may otherwise be required by law.

THIS CHARTER, REVISED AND ADOPTED OCTOBER 2004, SUPERCEDES ALL PRIOR AUDIT COMMITTEE CHARTERS AND AMENDMENTS THEREOF.

PROXY	PROXY

MEDIWARE INFORMATION SYSTEMS, INC.
11711 West 79th Street, Lenexa, KS  66214
(913) 307-1000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON FEBRUARY 3, 2005

TO THE SHAREHOLDERS OF MEDIWARE INFORMATION SYSTEMS, INC.:

Notice is hereby given that the Annual Meeting of the Shareholders of Mediware Information Systems, Inc. (the "Annual Meeting") will be held on February 3, 2005, at 111 East 48th Street, New York, NY 10017 (Barclay Inter-Continental New York Hotel), at 10:00 A.M., New York City time, for the following purposes:

The undersigned appoints each of George J. Barry and Jill Suppes (with full power to act without the other and each with full power to appoint his or her substitute) as the undersigned's Proxies to vote all shares of common stock, par value $.10 ("Common Stock"), of the undersigned in Mediware Information Systems, Inc., a New York corporation (the "Company"), which the undersigned would be entitled to vote at the Annual Meeting.

The enclosed proxy is solicited by the Board of Directors of the Company.  Further information regarding the matters to be acted upon at the Annual Meeting is contained in the attached Proxy Statement.

(Continued and to be signed on reverse side.)
_______________________________________________________________________________________

Annual Meeting of Shareholders
MEDIWARE INFORMATION SYSTEMS, INC.

February 3, 2005

Please mark your vote as shown in example using dark ink only.

1.  To elect four Class I directors to hold office for a three-year term:

Nominees:
Roger Clark
Hans P. Utsch
Philip H. Coelho
Robert F. Sanville

FOR all nominees (except as indicated to the contrary below) ______

WITHHOLD AUTHORITY to vote for all nominees ______

(To withhold authority to vote for any individual nominee or nominees and vote for the other nominees, write the nominee's or nominees' name(s) in the space provided below.)

_____________________________________

2.  To consider and vote upon the amendment to the 2003 Equity Incentive Plan:

FOR ___                                AGAINST___                      ABSTAIN___

3.  To consider and vote upon the ratification of the appointment of Eisner LLP as the independent registered public accounting firm of the Company for the fiscal year ended June 30, 2005:

FOR ___                                AGAINST___                      ABSTAIN___

4.  To transact such other business as may properly come before the meeting or any postponements or adjournments thereof.

The Board of directors has fixed the close of business on December 6, 2004 as the record date for the Annual Meeting.  Only holders of the Common Stock of record at that time are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

This proxy, when properly executed, will be voted as directed by the shareholder.  If no direction is given, when the duly executed proxy is returned, the shares represented by this proxy will be voted FOR all nominees in Item 1 and FOR Items 2 and 3.  In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the Annual Meeting or any adjournment or postponement thereof including, without limitation, matters that the Company did not have notice within a reasonable time before the mailing of the attached Proxy Statement.

MANAGEMENT HOPES THAT YOU WILL ATTEND THE ANNUAL MEETING IN PERSON.  IN ANY EVENT, PLEASE MARK, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD PROMPTLY IN THE RETURN POSTAGE-PAID ENVELOPE TO ASSURE THAT YOU ARE REPRESENTED AT THE ANNUAL MEETING.  SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING IN PERSON MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE RETURNED THE PROXY.

Signature(s)  _______________________________________________   Dated  ____________________

NOTE:   Please sign exactly as name(s) appear(s) above.  If joint account, all joint owners should sign. When signing as attorney, trustee, administrator, executor, etc., state full title.